BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2010 Annual Report on Form 10-K

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

	Fiscal Year Ended
	June 27, 2010		June 28, 2009		June 29, 2008		Restated July 1, 2007		Restated July 2, 2006

Earnings

Income before income taxes	$49,073		$40,409		$29,609		$3,302		$158,514
Less: Equity income from equity investees	(4,071)		(1,527)		(3,588)		(3,303)		(4,174)
Add: Fixed charges	29,520		34,010		41,337		46,592		45,248
Distributed income of equity investees	4,005		5,212		2,800		4,879		4,633

Earnings as defined	$78,527		$78,104		$70,158		$51,470		$204,221

Fixed Charges

Interest expense	$25,573		$30,521		$37,554		$42,932		$40,085
Amortization of discounts related to indebtedness	896		626		569		759		829
Imputed interest on deferred revenue	-		-		-		-		1,177

Interest expense as reported	26,469		31,147		38,123		43,691		42,091

Amortization of deferred financing fees	1,250		1,331		1,414		1,173		1,708
Portion of rent expense relating to interest	1,801		1,532		1,800		1,728		1,449

Fixed charges as defined	$29,520		$34,010		$41,337		$46,592		$45,248

Ratio of earnings to fixed charges	2.7	x	2.3	x	1.7	x	1.1	x	4.5	x